Exhibit 10.1

SEVENTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS SEVENTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Seventeenth Amendment”) is made effective as of March 2, 2026, by and among WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”), WALKER & DUNLOP, INC., a Maryland corporation (“Parent”), and PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, Lender, Borrower and Parent are parties to that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017, by and among Borrower, Parent, and Lender, as amended by that First Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 15, 2017, that Second Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 10, 2018, that Third Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated May 20, 2019, that Fourth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated September 6, 2019, that Fifth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 23, 2020, that Sixth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated August 21, 2020, that Seventh Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated October 28, 2020, that Eighth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated December 18, 2020, that Ninth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 15, 2021, that Tenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated June 8, 2021, that Eleventh Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 7, 2022, that Twelfth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated May 12, 2022, that Thirteenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 10, 2023, that Fourteenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 11, 2024, that Fifteenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 11, 2025 and that Sixteenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated January 29, 2026 (as amended, the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit (each such term as defined in the Credit Facility Agreement).

WHEREAS, Borrower has requested, and Lender has agreed, pursuant to the terms hereof, to modify certain terms of the Credit Facility Agreement as set forth in this Seventeenth Amendment.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Seventeenth Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.         Recitals. The Recitals are hereby incorporated into this Seventeenth Amendment as a substantive part hereof.

Section 2.         Definitions. Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.         Amendments to Credit Facility Agreement. The Credit Facility Agreement is hereby amended as follows:

(a)            Effective as of March 2, 2026, Section 1.2 of the Credit Facility Agreement shall be deemed deleted and replaced with the following:

“1.2         Expiration of Warehousing Commitment

The Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) March 1, 2027 (the “Stated Maturity Date”), on which date the Warehousing Commitment will expire of its own term and the Warehousing Advances together with all accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by Lender; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2(a) or 10.2(b).”

(b)            Section 3.4 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.4         Facility Fee

Borrower shall pay to Lender an annual facility fee in an amount equal to ten (10) basis points of the Standard Warehousing Credit Limit (the “Facility Fee”), to be paid quarterly in arrears, commencing on the first Business Day of each Calendar Quarter following the Closing Date during the term of this Agreement. In addition to the foregoing, Borrower shall pay to Lender an additional facility fee in the amount of $10,000 for each Minimum Incremental Amount (the “Temporary Facility Fee”). For example, if the Standard Warehousing Credit Limit were increased by Two Hundred Million Dollars ($200,000,000) pursuant to the terms of Section 3.13(a) hereof, the additional commitment fee shall be $20,000. Said fee shall be due and payable in connection with each increase of the Standard Warehousing Credit Limit pursuant to the terms of Section 3.13(a) hereof.

Additionally, in the event Borrower exercises its right under Section 3.13(b) and seeks an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit, Borrower shall pay to Lender a bulge commitment fee in an amount calculated as follows: seven and five tenths of one (7.5) basis points (0.00075) multiplied by the portion of the Bulge Increase Amount requested, then divided by 365 (for the number of days in the year), then multiplied for the number of days that the portion of the Bulge Increase Amount remains available (the “Bulge Commitment Fee”). For example, if the Bulge Increase Amount is $1,500,000,000 and such amount remains available for sixty (60) days, the additional commitment fee would be $184,932, based on the following calculation: .00075 × 1,500,000,000 = 1,125,000; 1, 125,000 ÷ 365 = 3,082.19; 3,082.19 × 60 = $184,931.51. The Bulge Commitment Fee shall be payable in full upon the expiration of the Limited Bulge Advance but in no event after May 1, 2026.

(c)            Section 3.13 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.13         Increases to Standard Warehousing Credit Limit

3.13(a)	Borrower shall have the right, upon written notice to Lender, during the term of this Agreement, to request one or more incremental increases to the Standard Warehousing Credit Limit, in amounts of One Hundred Million Dollars ($100,000,000.00) each (each is herein a “Minimum Incremental Amount”), up to the Maximum Warehousing Credit Limit. Borrower’s notice shall indicate (i) the amount of the incremental increase of the Standard Warehousing Credit Limit and (ii) the effective date for the increase of the Standard Warehousing Credit Limit. Any incremental increase shall be made at the sole discretion of Lender. Provided such incremental increase is approved by Lender, said incremental increase of the Standard Warehousing Credit Limit shall remain in effect for a period of forty-five (45) days following such effective date.

3.13(b)	Commencing on March 2, 2026 and continuing until May 1, 2026, Borrower shall have the additional one time right, upon written notice to Lender, to request an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit (the “Limited Bulge Increase”). Borrower’s notice shall indicate (i) the amount of the proposed Limited Bulge Increase, and (ii) the date on which Borrower desires the proposed Limited Bulge Increase. Any Limited Bulge Increase shall be made at the sole discretion of Lender. Upon disbursement of the Limited Bulge Increase, the current Warehousing Credit Limit shall be increased by the amount of the Limited Bulge Increase (the “Bulge Increase Amount”) until May 1, 2026, or such shorter period as determined by Lender in its discretion upon request by Borrower, but in no event shall the Warehousing Credit Limit exceed the Limited Bulge Credit Limit. Any advance of the Bulge Increase Amount shall be a Warehousing Advance hereunder.”

(d)            The following defined term set forth in Section 12.1 of the Credit Facility Agreement is hereby amended and restated as follows:

“Limited Bulge Credit Limit” means Two Billion Five Hundred Million Dollars ($2,500,000,000.00).

Section 4.         Ratification, No Novation, Effect of Modifications. Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect. Nothing in this Seventeenth Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 5.         Amendments. This Seventeenth Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 6.         Waiver. The Lenders shall not be deemed to have waived the exercise of any right which they hold under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by any Lender in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by any Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by any Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Seventeenth Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 7.         Governing Law. This Seventeenth Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 8.         Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 9.         Severability. No determination by any court, governmental body or otherwise that any provision of this Seventeenth Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

Section 10.       Binding Effect. This Seventeenth Amendment shall be binding upon and inure to the benefit of Borrower, Parent, Lender, and their respective permitted successors and assigns.

Section 11.       Counterparts. This Seventeenth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Seventeenth Amendment under their respective seals as of the day and year first written above.

WALKER & DUNLOP, LLC, as Borrower

By:	/s/ Issa M. Bannourah
Name:	Issa M. Bannourah
Title:	Senior Vice President and Treasurer

WALKER & DUNLOP, INC., as Parent

By:	/s/ Issa M. Bannourah
Name:	Issa M. Bannourah
Title:	Senior Vice President and Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Steven Pachla
Name:	Steven Pachla
Title:	Vice President

Signature Page - Seventeenth Amendment to Amended and Restated Warehousing Credit and Security Agreement